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                                                                    Exhibit 4.19



                              PARTNERSHIP AGREEMENT
                         NO. K.TEL.213/HK.910/UTA-00/2003
                        --------------------------------
                           DATE : SEPTEMBER 24, 2003

                                       FOR
                       THE PROCUREMENT AND CONSTRUCTION OF
                          BACKBONE TRANSMISSION NETWORK
                            T-21 PACKAGE-I KALIMANTAN
                              & PACKAGE-II SULAWESI

                                    BETWEEN

                        PT TELEKOMUNIKASI INDONESIA, TBK

                                       AND

                               SIEMENS CONSORTIUM

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                                TABLE OF CONTENT

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                                                                                     PAGE
CHAPTER 1 - GENERAL TERMS AND CONDITIONS ..........................................    3

ARTICLE 1        :       DEFINITIONS ..............................................    3

ARTICLE 2        :       GENERAL CONDITIONS .......................................    7

ARTICLE 3        :       SCOPE OF WORKS ...........................................    8

ARTICLE 4        :       PERIOD AND LOCATION OF WORKS IMPLEMENTATION ..............    9

ARTICLE 5        :       SITE PREPARATION, ACQUISITION, RIGHTS OF WAY AND
                         PERMITS ..................................................   10

ARTICLE 6        :       APPENDICES ...............................................   11

CHAPTER 2 - TECHNICAL REQUIREMENTS ................................................   12

ARTICLE 7        :       TECHNICAL REQUIREMENTS ...................................   12

ARTICLE 8        :       QUALITY ASSURANCE ........................................   12

ARTICLE 9        :       SURVEY, DESIGN AND PLANNING ..............................   12

ARTICLE 10       :       OUTSIDE PLANT CIVIL WORKS ................................   13

ARTICLE 11       :       INSTALLATION PROCEDURES AND STANDARDS ....................   13

ARTICLE 12       :       LOCAL SUPPORT INFRASTRUCTURE .............................   15

ARTICLE 13       :       ACCEPTANCE TEST AND HAND OVER ............................   15

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
ARTICLE 14      :       GOODS DELIVERY PROCEDURE ..................................   20

ARTICLE 15      :       REPORTS AND MEETINGS ......................................   21

ARTICLE 16      :       PROJECT MANAGEMENT ........................................   21

ARTICLE 17      :       WARRANTY PERIOD ...........................................   27

ARTICLE 18      :       SPARE PARTS ...............................................   28

CHAPTER 3 - COMMERCIAL TERMS AND CONDITIONS .......................................   29

ARTICLE 19      :       AGREEMENT PRICE ...........................................   29

ARTICLE 20      :       INSURANCE AND SAFETY ......................................   31

ARTICLE 21      :       TAXES AND IMPORTATION .....................................   31

ARTICLE 22      :       TRANSFER OF TITLE AND RISKS ...............................   32

ARTICLE 23      :       PARTNER'S RIGHT AND OBLIGATION ............................   33

ARTICLE 24      :       TELKOM'S RIGHT AND OBLIGATION .............................   34

CHAPTER 4 - TERMS AND CONDITIONS OF FINANCE .......................................   35

ARTICLE 25      :       FINANCING .................................................   35

ARTICLE 26      :       PAYMENT'S TERMS AND CONDITIONS ............................   36

ARTICLE 27      :       MEANS OF PAYMENT ..........................................   39

ARTICLE 28      :       PERFORMANCE AND WARRANTY BONDS ............................   43

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
CHAPTER 5 - TERMS AND CONDITIONS OF CONSORTIUM ORGANIZATIONAL .....................   45

ARTICLE 29      :       CONSORTIUM ORGANISATION CRITERIA ..........................   45

ARTICLE 30      :       ASSIGNMENT AND SUB-CONTRACTING ............................   45

ARTICLE 31      :       INVOLVEMENT OF LOCAL ENTITIES .............................   46

ARTICLE 32      :       LOGISTICS .................................................   47

ARTICLE 33      :       INVENTORY .................................................   48

ARTICLE 34      :       COMPLIANCE WITH ENVIRONMENTAL STANDARDS ...................   49

CHAPTER 6 - OTHERS TERMS AND CONDITIONS ...........................................   50

ARTICLE 35      :       DOCUMENTS .................................................   50

ARTICLE 36      :       COSTS FOR SUPERVISION AND HAND OVER .......................   52

ARTICLE 37      :       LIQUIDATED DAMAGES ........................................   52

ARTICLE 38      :       INDEMNIFICATION ...........................................   53

ARTICLE 39      :       REPRESENTATION AND WARRANTY ...............................   55

ARTICLE 40      :       TRAINING, TRANSFER KNOW HOW AND DEVELOPMENT OF
                        INTELLECTUAL PROPERTY .....................................   57

ARTICLE 41      :       TERMINATION OF AGREEMENT ..................................   57

ARTICLE 42      :       LIABILITY .................................................   60

ARTICLE 43      :       INTELLECTUAL PROPERTY RIGHT ...............................   61

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
ARTICLE 44      :       RIGHT OF USE FOR SOFTWARE .................................   63

ARTICLE 45      :       SPECIFIC CONDITIONS .......................................   64

ARTICLE 46      :       WORKS VARIATIONS ..........................................   65

ARTICLE 47      :       NATIONAL REGULATIONS ......................................   66

ARTICLE 48      :       FORCE MAJEURE .............................................   66

ARTICLE 49      :       APPLICABLE LAW ............................................   68

ARTICLE 50      :       SETTLEMENT OF DISPUTES ....................................   68

ARTICLE 51      :       CORRESPONDENCES ...........................................   69

ARTICLE 52      :       NOMINATED SUB-CONTRACTORS .................................   69

ARTICLE 53      :       MISCELLANEOUS .............................................   70

ARTICLE 54      :       EFFECTIVE DATE OF CONTRACT (EDC) ..........................   71


APPENDICES

APPENDIX  1     :       PRICE BREAKDOWN, TERMS AND PAYMENT SCHEDULE ...............

APPENDIX  2     :       LIST OF SUB SYSTEMS AND LOCATIONS .........................

APPENDIX  3     :       SCHEDULE OF IMPLEMENTATION AND PROJECT MANAGEMENT .........

APPENDIX  4     :       MINUTES OF MEETING FROM NEGOTIATIONS ......................

APPENDIX  5     :       TECHNICAL SPECIFICATION ...................................

APPENDIX  6     :       BIDDING DOCUMENT ..........................................

APPENDIX  7     :       CONSORTIUM AGREEMENT ......................................

APPENDIX  8     :       SAMPLES OF DOCUMENTS TO BE PRESENTED ......................

APPENDIX  9     :       ANNOUNCEMENT FOR THE PACKAGE I AND PACKAGE II TO PARTNER ..

APPENDIX 10     :       PARTNER'S COMMITMENT LETTER ...............................

APPENDIX 11     :       TRAINING'S SCHEDULE AND DOCUMENT ..........................

APPENDIX 12     :       ACCEPTANCE TEST PROCEDURE .................................

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                              PARTNERSHIP AGREEMENT
                                       FOR
                               THE PROCUREMENT AND
                                 CONSTRUCTION OF
                          BACKBONE TRANSMISSION NETWORK
                            T-21 PACKAGE-I KALIMANTAN
                              & PACKAGE-II SULAWESI
                                     BETWEEN
                        PT TELEKOMUNIKASI INDONESIA, Tbk.
                                       AND
                               SIEMENS CONSORTIUM

                      No.: K.TEL. 213 /HK.910/UTA-00/2003

THIS PARTNERSHIP AGREEMENT (the "Agreement") is made the day of WEDNESDAY dated 24 September 2003, by and between :

I. PERUSAHAAN PERSEROAN (PERSERO) PT TELEKOMUNIKASI INDONESIA,Tbk., a network and services telecommunication provider, established under the laws of the Republic of Indonesia, having its office at Jalan Japati No. 1, Bandung, in this legal action duly represented by KRISTIONO in his capacity as President Director, hereinafter referred to as "TELKOM", and

II. SIEMENS CONSORTIUM, CONSISTS OF PT SIEMENS AG (SAG), a corporation organized and existing under the laws of the Federal Republic of Germany having its registered office at Hofmannstr.51,D-81359 Munich-Germany, PT SIEMENS INDONESIA (PTSI), a corporation organized and existing under the laws of the Republic of Indonesia having its registered office at Jl. Jendral Ahmad Yani Kav. 67-68, Pulomas, Jakarta - Indonesia, PT LEMBAGA ELEKTRONIK INDONESIA (LEN), a corporation organized and existing under the laws of the Republic of Indonesia having its principal office at Jl. Soekarno Hatta 442, Bandung - Indonesia, CORNING CABLE SYSTEM GmbH & CO.KG (CCS), a corporation organized and existing under the laws of the Federal Republic of Germany having its principal office at Kistlerhofstrasse 170, D-81397 Munich -Germany, consortium already established under the Consortium Agreement dated April 1, 2002 and legalized by Iman Immanuel Sinaga,

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         S.H., CN., Subtitute Notary of Dr. Irawan Soerodjo, SH, Msi., Notary in
         Jakarta on April 3, 2002 under legalization number 94/L/2002, in this legal action duly represented by MR. ROLF UNTERBERGER as Director of PT. SIEMENS INDONESIA and MR. HERBERT FETTIG as General Manager Finance and Business Administration, hereinafter referred to as PARTNER.

(TELKOM and PARTNER are individually hereinafter referred to as a "Party" and collectively as the "Parties").

                                   WITNESSETH

a. whereas TELKOM is Indonesia's pre-eminent provider of telecommunication services through its fixed wire line telecommunications facilities throughout Indonesia;

b. whereas TELKOM has embarked on a significant investment program to modernize and expand its network infrastructure (the "T-21 Program);

c. whereas PARTNER under the control of the leading technology supplier, SIEMENS having at least one Indonesian member with specialized telecommunication expertise, knowledge or infrastructure, has the necessary technical expertise and financial resources in the T-21 Program implementation;

d. whereas TELKOM, in accordance with the procedures established in the Request for Proposal (RfP), dated 21 February 2002 has selected and appointed PARTNER under the control of the leading technology supplier to enter into this Agreement for the purpose of implementing the T-21 Program.

e. whereas TELKOM trough its letter number : TEL.416/LG000/T-21/2003 dated 28 August 2003, has appointed the SIEMENS CONSORTIUM as a PARTNER to execution the procurement and development of Backbone Transmission Package-I for Kalimantan which contract amounting of US$.3,776,269 and Rp.74.020.633.646 and Package-II for Sulawesi which contract

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         amount is amounting of US$.3,815,295 and Rp.70.732.644.265 excluding
         10% VAT.

f. whereas PARTNER through its commitment letter no.900/C3/T-21/IX/03 dated 1 September 2003 hereby commit and agree to carry out the Works accordance with point e. mentioned above.

NOW THEREFORE, based upon the above- mentioned considerations, the Parties hereto have agreed to bind each other into this AGREEMENT under the following terms and conditions:

         CHAPTER 1.
         GENERAL TERMS AND CONDITIONS

         ARTICLE I
         DEFINITIONS

1.1. Where the context permits, the following expressions shall have the following meanings:

         a. BILL OF QUANTITIES (BoQ) means the bill of quantities set out in Appendix 1, as may be modified from time to time in mentioned in Articles 3.3. and 46;

         b. BUSINESS DAY(S) means a day, other than a Saturday, Sunday or official Indonesian holiday;

         c. AGREEMENT shall mean this Agreement together with appendices and amendments thereof;

         d. WORKS shall mean any and all works which are covered in this AGREEMENT including survey, design and engineering plan, material calculation and procurement, manufacturing, packing and transportation, construction and installation, testing, integration within supplied SUB-SYSTEM(s) and between supplied SUB-SYSTEM(s), integration between EXISTING SYSTEM and supplied SYSTEM, documentation, warranty and transfer of the works of procurement and installation of SYSTEM and SUB-SYSTEM(s) of Backbone

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                  Transmission Network in Kalimantan and Sulawesi whereby TELKOM shall receive ready for use, with due regard of the volume and scope of works agreed by TELKOM and PARTNER as mentioned in Appendices I;

         e. AGREEMENT PRICE shall mean amounts payable by TELKOM for the fulfillment of the PARTNER's whole obligations under this AGREEMENT;

         f. SYSTEM shall mean all of the supplied SUB-SYSTEM of Backbone Transmission Network in Kalimantan and Sulawesi that are integrated with each other and shall work in accordance to Technical Specification and which shall be handed over by PARTNER to TELKOM to enable commercial operation.

         g. SUB-SYSTEM shall mean the supplied NETWORK ELEMENTS comprised of Fiber Optic Cable, Transmission Equipment, Power Supply and building (for some locations only) including related supporting facilities that comprise one or more operational ROUTE of the Backbone Transmission Network, as well as SUB-SYSTEM "S", which consist of INTEGRATION and Transmission Network Management System (TNMS) as detailed in Appendix 2;

         h. ROUTE shall mean an installation of High Performance Backbone Network from one terminal to another terminal as mentioned in Appendix 2;

         i. LINK(S) shall mean an installation of NETWORK ELEMENT(s) connecting two or more LOCATION(s) as mentioned in Appendix 2;

         j. LOCATION shall mean locations where the EQUIPMENT shall be delivered, installed, commissioned, tested and handed over and where the WORKS shall be performed by the PARTNER as mentioned in Appendix 2;

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         k.       NETWORK ELEMENT shall mean complete and good functional
                  EQUIPMENT properly installed and set to work on a location basis.

         l. EXISTING SYSTEM shall mean all of TELKOM's existing and operational backbone system in Kalimantan and Sulawesi;

         m. EQUIPMENT shall mean all equipment (both hardware and software), cables, apparatus, drawings, manuals, documents and anything else which shall be provided by the PARTNER to TELKOM in accordance with this AGREEMENT;

         n. TECHNICAL SPECIFICATION shall mean technical specifications mutually agreed upon by the Parties and as mentioned in the Appendix 5 of this AGREEMENT;

         o. INTEGRATION shall mean the integration between the SYSTEM and EXISTING SYSTEM which properly fuction;

         p. INFORMATION shall mean anything containing information and relating to this AGREEMENT, including but not limited to drawings, technology, data and so forth;

         q. ACCEPTANCE TEST shall mean physical and visual checking of the installation and materials, and testing of EQUIPMENT per SUB-SYSTEM to test the proper functionality as mentioned in
                  Article 13 of this AGREEMENT of the EQUIPMENT installed;

         r. PARTIAL ACCEPTANCE TEST shall mean an ACCEPTANCE TEST conducted on specific ROUTE or LINK within a SUB-SYSTEM;

         s. ACCEPTANCE TEST REPORT shall mean written document being made and signed by Parties hereto through their respective duly representatives, certifying the ACCEPTANCE TEST or the

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                  PARTIAL ACCEPTANCE TEST has been completed and stating the results.

         t. BAST - I is the Certificate of First Hand Over certifying that ACCEPTANCE TEST for a SUB-SYSTEM has been successfully completed and accepted by TELKOM;

                  The issuance of each BAST - I indicates the commencement of WARRANTY PERIOD of twelve (12) months for each SUB-SYSTEM;

         u. BAST - II is the Certificate of Second Hand-over for each SUB-SYSTEM certifying that PARTNER has fulfilled the warranty obligation and that there is no pending items relating to SUBSYSTEM's performance and reliability during the WARRANTY PERIOD under this AGREEMENT;

         v. SUB-CONTRACTOR means any party or parties (other than PARTNER) to which any part or parts of the WORKS have been contracted by the PARTNER, by giving written notice to TELKOM, which shall include the legal personnel representative(s), successor(s) of such Party or Parties;

         w. COMMISSIONING means such activities that shall be done by the PARTNER in preparation of the ACCEPTANCE TEST;

         x.       WARRANTY PERIOD means a period of twelve (12) months from BAST
                  -I;

         y. EFFECTIVE DATE OF CONTRACT (EDC) means the date on which all the provisions of Article 54 are fulfilled.

         z. FINANCING shall mean all facilities provided by internal TELKOM's fund or a bank or other body mutually agreed by the parties upon with value and terms and conditions in accordance with Articles 19, 25,26 and 27 of this AGREEMENT.

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aa.      LOAN AGREEMENTS shall mean the Buyer's Credit Loan Agreement to be signed between TELKOM and a bank or other body mutually agreed by the parties upon and the Commercial Loan Agreement to be signed between TELKOM and bank or other body mutually agreed by the parties upon. LOAN AGREEMENTS shall be in accordance with the provisions contained in this AGREEMENT.

bb. COMMERCIAL OPERATION shall mean operation which TELKOM provides to internal or external customers, in the form of services (e.g. voice, data or multimedia transmission) over any part or whole of the SUB-SYSTEM.

cc. BUYER'S CREDIT FACILITIES shall mean the bank or other body covered Buyer's Credit Facility to be arranged by a bank in accordance with the Buyer's Credit Loan Agreement to be signed between arranged bank and TELKOM.

ARTICLE 2
GENERAL CONDITIONS

2.1. If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable only to that extent and it shall in no way affect or prejudice the enforceability of the remainder of such provision or the other provisions of this Agreement. The invalidity, illegality or unenforceability of any provision in this Agreement under the laws of any one jurisdiction shall not in itself affect the validity, legality and enforceability of such provision under the laws of any other jurisdiction.

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2.2.     No failure on the part of either Party to exercise and no delay on the part of either Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it.

2.3. This AGREEMENT shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

ARTICLE 3
SCOPE OF WORKS

3.1. The Scope of this AGREEMENT covers the procurement of a Backbone Transmission Network, Network Management System, spares and services from PARTNER in Kalimantan and Sulawesi according to the configuration, capacity plan, Bill of Quantity, and Technical Specification as set out in Appendix 5 (Technical Specification).

3.2. For the purpose of the implementation of the WORKS, PARTNER shall carry out the followings:

         a.       Survey, design and engineering plan;

         b. Procurement and/or manufacturing of EQUIPMENT and delivery of the EQUIPMENT to the LOCATIONS;

         c. Implementation, INTEGRATION of SUB-SYSTEM and SYSTEM to EXISTING SYSTEM;

         d. Warranty for one (1) year period after BAST -I; and After Sales Service;

         e. All risks insurance; Testing and Commissioning; and Training & On the Job Training;

3.3. The Scope of WORKS shall be adjusted and executed under an Amendment to this AGREEMENT:

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         a.       after the detailed survey, design and engineering is completed and approved by TELKOM; and

         b. after the final As-Built Bill of Quantity is completed and approved by TELKOM

3.4 This AGREEMENT is a contract covering various steps involved in the T-21 Program on a turnkey basis.

3.5. "TURNKEY BASIS" pursuant to the Scope of Work, upon the effective date of this contract, PARTNER shall be fully and solely responsible for the survey, design, development, manufacture, delivery, supply, installation, integration and Commissioning of the Network, and the remedying of any defects, so as to make the Network ready for service. PARTNER shall also do everything necessary as reasonably may be inferred from this AGREEMENT as being required of PARTNER to perform all of its obligations under this Agreement.

ARTICLE 4
PERIOD AND LOCATION OF
WORKS IMPLEMENTATION

4.1. The WORKS. The WORKS for High Performance Backbone in Kalimantan and Sulawesi shall be carried out and completed entirely within seventeen
         (17) months from the Effective Date of Contract.

4.2. LOCATIONS of the WORKS. The WORKS shall be carried out in Kalimantan and Sulawesi area as referred to in Appendix 2 of this AGREEMENT.

4.3. Delays. In the event PARTNER has a delay in the completion of the WORKS as mentioned in Article 4.1 and 4.2 above then PARTNER shall be imposed liquidated damages as referred to in Article 37 of this AGREEMENT.

4.4. If such delays are due to (i) PARTNER and TELKOM agreed upon a variation of

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         WORKS as mentioned in Article 46, or (ii) caused by third parties which are not appointed or nominated by PARTNER or (iii) Force Majeure, then PARTNER shall be permitted to extend the completion period of the WORKS based on approval from TELKOM.

ARTICLE 5
SITE PREPARATION, ACQUISITION,
RIGHTS OF WAY AND PERMITS

5.1 The Parties shall be responsible for preparing the Locations/Sites where the Deliverables are to be installed in accordance with Appendix 2 (List of Sub Systems and Locations).

5.2 PARTNER shall perform all necessary tasks to ensure Location/Site preparation for Network roll-out in coordination with TELKOM, as follows:

5.2.1. Arrange and acquire all the permits required to perform the work for and on behalf of TELKOM, such as trenching/road excavation permits, installation permits, rights of way, building construction permit (IMB) and other permits necessary either from local municipality or other Parties. The costs for acquiring the permit have been included in the unit price and shall not be priced separately;

5.2.2. Conduct the land acquisition process, subsequent to TELKOM's approval to construct a new building relating with the Project. The cost associated with the land acquisition process (but not the cost of the land fee itself) shall be borne by the PARTNER. The cost of the land itself shall be agreed in advance with TELKOM (such agreement not to be unreasonably withheld or delayed) and then added to the Contract Value.

         TELKOM shall pay 100% to PARTNER by full reimbursement of the land costs including taxes which evidenced by the Certificate of Land Ownership as described in Appendix I-C of this AGREEMENT.

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5.3      In the event omission of or delay in providing licenses, clearances, or permits by public authorities occurs, which affects the implementation schedule, provided all requirements have been fulfilled by PARTNER, and after TELKOM provides its assistance, then the Parties shall agree to extend the implementation period.

ARTICLE 6
APPENDICES

6.1. Appendices. The following documents shall be attached and constitute as integral parts of this AGREEMENT:

         Appendix 1  : Price Breakdown, Terms and Payment Schedule;

         Appendix 2  : List of SUB-SYSTEMS and LOCATIONS;

         Appendix 3  : Schedule of Implementation and Project Management;

         Appendix 4  : Minutes of Meetings from negotiations;

         Appendix 5  : Technical Specification;

         Appendix 6  : Bidding Document;

         Appendix 7  : Consortium Agreement;

         Appendix 8  : Samples of documents to be presented.

         Appendix 9  : Announcement for the Package-I and Package-II to PARTNER

         Appendix 10 : PARTNER's Commitment Letter

         Appendix 11 : Training's Schedule and Document

         Appendix 12 : Acceptance Test Procedure

6.2. Discrepancies. In the event of discrepancies between the provisions of this AGREEMENT with Appendices thereof, then the provisions of this AGREEMENT shall prevail.

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CHAPTER 2.
TECHNICAL TERMS AND CONDITIONS

ARTICLE 7
TECHNICAL REQUIREMENTS

The WORKS shall be carried out under this AGREEMENT in accordance with TECHNICAL SPECIFICATIONS as referred to in Appendix 1 and 5 of this AGREEMENT;

ARTICLE 8
QUALITY ASSURANCE

8.1. PARTNER shall make all reasonable efforts to ensure TELKOM, is entitled to inspect and/or audit the production and installation phases of the processes of all members of PARTNER's consortium and its sub-contractors. PARTNER shall co-operate with TELKOM in case TELKOM elects at own expense to conduct such inspections and/or audits.

8.2. PARTNER warrant any equipment or a component thereof is produced by a sub-contractor working for PARTNER, PARTNER shall include similar provisions in its contract with the sub-contractor in order to enable TELKOM to perform inspections of a similar nature.

8.3. PARTNER warrant that the good performance of SYSTEM of the Backbone Transmission Network in Kalimantan and Sulawesi until the expiry of WARRANTY PERIOD through repair or replacement as necessary as detailed in Appendix 5.

ARTICLE 9
SURVEY, DESIGN, AND PLANNING

9.1. The planning and design activities for the Project shall be able to fully accommodate the DRM mechanisms as described in Article 15 of this AGREEMENT.

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9.2.     The planning and design works shall consist of Survey of the Location /
         Site(s) that PARTNER and TELKOM together to determine the optimum location/site for installation of the equipment, provided that the Location has been determined by TELKOM.

ARTICLE 10
OUTSIDE PLANT CIVIL WORKS

10.1 PARTNER shall apply flat rate for the trenching and reinstatement (assembly unit: BC-TR) works. TELKOM's payment to PARTNER associated with the works shall be determined only by the actual length of the fiber optic cable route. The actual conditions of the soil (soft soil, macadam, hotmix) will not determine the cost of the trenching and reinstatement works. TELKOM will pay only as according to the actual length of fibre optic routes as shall be agreed in the Design Review Meeting.

10.2 The flat rate for trenching and reinstatement shall refer to Level 5 of the OSP Civil Work Price Schedule as detailed in Appendix 1.

10.3     PARTNER shall install the Fiber Optic at a depth level of 130 cm.

ARTICLE 11
INSTALLATION PROCEDURES AND
STANDARDS

11.1. PARTNER shall provide all services to ensure proper installation of all equipment, provide optimal operating conditions and maximize its long term viability. PARTNER shall provide all tools and equipment necessary to install and commission their equipment.

11.2. PARTNER shall provide equipment installation services and shall consist of the following activities:

         a. provision of materials, labor, equipment, tools and machinery for installation;

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         b.       materials delivery and storage;

         c.       transportation of goods;

         d.       installation of the equipment;

         e.       cleaning-up sites; and

         f.       site preparation plan and drawings.

11.3. Provision of materials, labor, equipment, tools and machinery for installation shall consist of the following activities:

         a. PARTNER's contractor shall provide all materials, labor, tools, transportation, telecommunication facilities (telephone, facsimile, etc.) and everything else necessary for completion of work in accordance with this AGREEMENT;

         b. PARTNER's contractor shall employ an adequate supervisory force and an adequate staff of experienced engineers consisting of technicians and workmen to complete the work in a satisfactory and workman like manner within the time specified in this AGREEMENT;

         c. PARTNER's contractor shall itemize and provide all equipment, tools, measuring equipment, machinery and electricity necessary for execution of the Scope of Work in Indonesia; and

11.4. Installation of the equipment shall consist of the following activities:

         a. PARTNER's contractor shall be responsible for providing connection and integrating sub-components into system units, i.e. Transmission Equipment and Outside Plant (OSP);

         b. PARTNER's contractor shall be responsible for system unit check and shall ensure the each system units functions as required.

11.5. Cleaning-up at each Location/site shall be conducted during installation periods and consist of the following activities:

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         a.       PARTNER's contractor shall keep the work and storage areas clean and tidy and shall remove daily all combustible rubbish from inside and near the buildings, structures and plant;

         b. Upon completion of each installation, PARTNER's contractor shall remove from the Location/site as early as possible all tools, appliances, packing cases and plant not constituting an integral part of this AGREEMENT.

         c. PARTNER's contractor shall either remove or level as required by TELKOM's Project Manager, all excess earth or spoils resulting from any excavation.

         d. PARTNER's contractor shall make good to the satisfaction of TELKOM's Project Manager at his own expense, all damages to buildings, plants, finishes etc caused by contractor, his subcontractor(s) and/or their employees.

ARTICLE 12
LOCAL SUPPORT INFRASTRUCTURE

PARTNER shall provide TELKOM access to its local technical staff to ensure effective deployment, operations and timely problem solving. PARTNER shall ensure such local support is timely, cost effective, and of high quality in order to meet TELKOM's desired service levels.

ARTICLE 13
ACCEPTANCE TEST AND HAND OVER

13.1. ACCEPTANCE TEST. The list of items to be tested and the test procedure shall be completed and agreed upon by the Parties prior to the first ACCEPTANCE TEST. ACCEPTANCE TEST shall be carried out after the SUB-SYSTEM is commissioned by PARTNER and is ready for ACCEPTANCE TEST. PARTNER shall carry out ACCEPTANCE TEST over the whole WORKS as referred to in this

         AGREEMENT, at the LOCATIONS of installation in accordance with ACCEPTANCE TEST schedule which shall be submitted by PARTNER to TELKOM. The ACCEPTANCE TEST shall be carried out in the presence of both parties' authorized representatives.

13.2. Prior Notice to ACCEPTANCE TEST. PARTNER shall give notification to TELKOM within fourteen (14) calendar days prior to the date of the ACCEPTANCE TEST. Within seven (7) calendar days after receipt of such notification, TELKOM shall notify PARTNER of its approval for such ACCEPTANCE TEST schedule or TELKOM may propose another ACCEPTANCE TEST schedule which shall not be later than seven (7) calendar days after PARTNER's proposed date. In the event TELKOM does not respond to PARTNER's notification within seven (7) calendar days, then TELKOM shall be deemed to approve such ACCEPTANCE TEST schedule.

13.3. PARTIAL ACCEPTANCE TEST. TELKOM shall have the option to request PARTNER to perform PARTIAL ACCEPTANCE TEST for certain ROUTES and/or LINKS or will be determined within a particular SUB-SYSTEM under construction.

         In the event PARTIAL ACCEPTANCE TEST has been performed, and the ROUTES and/or LINKS is functioning properly and good cooperation in the technical accordance with the technical specification of this Agreement and commercial aspects, then TELKOM will issue BAST-Partial covering only ROUTES and/or LINKS that have been completed. BAST-Partial shall be treated as BAST-I for the accepted WORKS.

         The WARRANTY PERIOD for the accepted WORKS based on this Article shall commence after the issuance of BAST-Partial and shall end after twelve
         (12) months, whether or not the BAST-I will be issued for the relevant SUB-SYSTEM later.

13.4. ACCEPTANCE TEST implementation. Subsequent to the implementation of all parts of the SUB-SYSTEM, due for ACCEPTANCE TEST, the ACCEPTANCE TEST shall be carried out to test the compatibility within the SUB SYSTEM that has been completed and EQUIPMENT being installed, with TECHNICAL SPECIFICATIONS agreed by PARTNER and TELKOM. Further, PARTNER shall deliver the ACCEPTANCE TEST REPORT to TELKOM.

13.5. Error rectification obligations. Should there be any non-compliance with the TECHNICAL SPECIFICATIONS (hereinafter referred to as "Error") during ACCEPTANCE TEST period, TELKOM and PARTNER shall record such Error in writing and PARTNER shall start to rectify such Error at the earliest.

13.6. Major Remaining Errors. If the result on ACCEPTANCE TEST indicates EQUIPMENT which is not operable, or causes damage or loss of data or software, or causes corrupted data (hereinafter referred to as "Major Remaining Errors"), then PARTNER shall notify TELKOM in writing (a) to stop the ACCEPTANCE TEST or (b) to extend the ACCEPTANCE TEST period.

         In case of (a) above, after the Error has been rectified, PARTNER shall notify TELKOM seven (7) calendar days before conducting re-testing.

13.7. Minor Remaining Errors. If ACCEPTANCE TEST result indicates the EQUIPMENT shall cause failures other than Major Remaining Errors that do not affect the fundamental operation of any parts of the SUB-SYSTEM, then PARTNER shall rectify such Minor Remaining Errors within three (3) months after the issuance of BAST-I.

13.8. Stability Test. Upon the completion of ACCEPTANCE TEST, PARTNER shall conduct a stability test for the period of ten

         (10) calendar days to observe the performance of the SUB SYSTEM thoroughly and to ensure that the WORKS related to the SUB-SYSTEM has been technically achieved in accordance with TECHNICAL SPECIFICATIONS under this AGREEMENT. During such observance period, Parties are not allowed to conduct any adjustments in the event of any abnormality arising within any parts of the SUB-SYSTEM.

13.9. Checking on Acceptance Test Report and Stability Test Reports. Upon the completion of such tests as referred to in this Article and PARTNER has submitted reports on the SUB-SYSTEM, and any other requirements have been made available in accordance with the provisions of this AGREEMENT, TELKOM shall check all such reports of PARTNER. In the event any part of functionality is not in compliance with TECHNICAL SPECIFICATION under this AGREEMENT or incomplete, TELKOM shall notify PARTNER in writing within seven (7) calendar days from the presentation by PARTNER of said reports.

13.10. Cost for Corrections. All costs incurred in connection with corrections as referred to in this Article shall become the full responsibility of PARTNER.

13.11. BAST-I for SUB-SYSTEMS 1 up to 3 for Kalimantan and SUB-SYSTEM 1 up to 4 for Sulawesi shall be issued if the following activities are fulfilled:

         a.       installation is completed;

         b. each SUB-SYSTEM has been tested and is functioning properly in accordance to the TECHNICAL SPECIFICATION without pending items that are detrimental to the functional operation;

         c.       each SUB-SYSTEM is possible to be commercially operated.

BAST-I for SUB-SYSTEM "S" shall be issued after INTEGRATION and Transmission Network Management System have been completed, tested and is functioning properly without Major Remaining Error.

13.12. The issuance of BAST I (First Hand-Over Certificate); Minor Remaining Error. The SUB-SYSTEM shall be accepted if PARTNER has shown to TELKOM all requirements in accordance with the TECHNICAL SPECIFICATIONS as referred to in Appendix 5 have been fulfilled under the following conditions:

         a. Within 7 (seven) calendar days after result of stability test, TELKOM will notify PARTNER whether the SUB SYSTEM has been accepted or not;

         b. In the event such reports indicate each SUB-SYSTEM has been tested and is functioning properly in accordance to the TECHNICAL SPECIFICATION without pending items that are detrimental to the functional operation, then TELKOM c.q. Project Manager will issue First Hand-Over Certificate (BAST-I) for the relevant SUB SYSTEM within seven (7) calendar days after submission of ACCEPTANCE TEST REPORT and Stability Test Report.

                  Should TELKOM for whatsoever reason neither inform PARTNER of non-acceptance in writing, nor issue the BAST-I within the above mentioned seven (7) days period or TELKOM commercially operate the SUB-SYSTEM, then the SUB-SYSTEM shall be deemed_accepted and the BAST-I shall be issued.

         c. The issuance of First Hand-Over Certificate (BAST-I) by TELKOM shall not be withheld due to Minor Remaining Errors by taking into consideration that (i) such deficiency shall not adversely affect normal operation and maintenance work of the SUB SYSTEM in accordance with the Technical Specifikation as referred to in Appendix 5;
                  (ii) such deficiency will be put as an attachment to the First Hand-Over Certificate (BAST -1) in order for PARTNER to rectify in accordance with Article 13.7.

13.13. Second Hand-Over Certificate ("BAST-II) shall be Issued by TELKOM cq. Project Manager, twelve (12) months After the date of BAST I provided PARTNER has fulfilled the following conditions:

         a.       all remaining errors have been rectified and reported;

         b.       all warranty obligations have been fulfilled;

         c.       as-built documentation has been completed and submitted.

ARTICLE 14
GOODS DELIVERY PROCEDURE

14.1. All physical deliveries of deliverables covered by this agreement shall be accompanied by a consignment note, which includes:

         a.       Name and registered office of PARTNER;

         b.       Partnership Agreement Number,

         c.       Date of shipment and delivery;

         d.       Quantities and type of goods included; and

         e.       Certificate of Origin.

14.2. Delivery of equipment to the intended Location/Site shall be implemented by reference to complete Systems or Sub-systems and not piecemeal, except as otherwise mutually agreed between the Parties.

14.3. PARTNER shall be responsible for delivery of the equipment, components and software from the country of origin to the point of landing in Indonesia, and from the point of landing to the intended Location/Site as specified in this AGREEMENT in accordance with Appendix 3 (Implementation Schedule and Project Management). PARTNER and shall be responsible for all inland transportation shipping costs to the intended Location/Site.

14.4. PARTNER represents and warrants that all equipment and components delivered are type-approved by the relevant authorities in Indonesia and have passed quality assurance by TELKOM in accordance with the quality assurance as mentioned in Article 8 and in Appendix 12 (Acceptance Test Procedures) of this AGREEMENT.

14.5. PARTNER shall be responsible for the provision and cost of any of the following facilities, equipment and services may be required by PARTNER and its staff.

14.6. The terms as stipulated in this Article 4 will be applied in this AGREEMENT in the event the payment of the project which executed based on this AGREEMENT will provided by internal TELKOM's fund.

ARTICLE 15
REPORTS AND MEETINGS

15.1 Written reports. PARTNER shall give written reports (progress report) on any stage of the WORKS in accordance with Schedule of Works Implementation as provided in Appendix 3, at least once in a month, which shall be made in five (5) copies, four (4) shall be sent to TELKOM c.q. Project Manager and another one shall be submitted to HEAD OF LONG DISTANCE DIVISION.

15.2 Periodical meetings. For the purpose of the smoothness of the WORKS and to cope with any technical obstacle, TELKOM and PARTNER agree to convene periodical meetings at least once a month or any other time interval as agreed by both Parties from time to time.

ARTICLE 16
PROJECT MANAGEMENT

16.1. PARTNER shall propose a Project Management Plan ("PMP"), in a form as mentioned in Appendix 3. TELKOM and PARTNER shall discuss and mutually agree on the details of the PMP.

16.2. Prior to start-up of Project activities, the Parties shall have agreed on a PMP containing at least the following:

         a.       Role and responsibility;

         b.       Project organization and personnel;

         c.       Reporting of progress and issues.

16.3. PARTNER shall appoint the Project personnel as described in the PMP including a Project Manager who shall be responsible for contact with TELKOM with respect to resolving issues arising in the course of Project implementation.

16.4. The identity and qualifications of all Project personnel proposed by PARTNER to work on the Project, including the Project Manager as mentioned in the PMP shall be notified in writing by PARTNER to TELKOM before appointment. The Project Manager shall only be appointed with TELKOM's prior approval. For all other Project personnel, TELKOM shall inform PARTNER of any objections within seven (7) Days of notification and any Project personnel to whom TELKOM objects shall not be appointed. Replacements must be equally well qualified and appropriate for the Project

16.5. At TELKOM's sole discretion, TELKOM may appoint its Project Manager with whom PARTNER Project personnel shall maintain close cooperation and communication at all times. TELKOM may also appoint local supervisors with whom PARTNER'S local Project personnel shall maintain close cooperation and communication at all times.

         The Project Manager as appointed by TELKOM for the execution of the WORKS under this AGREEMENT shall be HEAD OF TELKOM

         CONSTRUCTION CENTRE, however the owner of the Project which has been appointed in this AGREEMENT is LONG DISTANCE DIVISION.

16.6. TELKOM may object to and, after consultation with PARTNER direct PARTNER to remove from any site immediately any person employed by PARTNER or any sub-contractor at the site who, in the reasonable opinion of TELKOM, misconducts himself, has proved to be unsuitable under the terms of the Scope of Work or is incompetent or negligent in the performance of his duties, and such person shall not be employed again at any Project site except with the prior written approval of TELKOM.

16.7. PARTNER shall submit to TELKOM the required progress report as mentioned in the Scope of Work. With respect to any period covered by a progress report, in the event that PARTNER fails to inform TELKOM of any problem, TELKOM shall be entitled to presume that no such problem arose during such period. However, submission by PARTNER to TELKOM of the specified progress reports will not alter, amend or modify PARTNER obligations pursuant to any provision of this Agreement.

16.8. PARTNER shall provide complete project management support to the Project including without limitation, managing the constituents members of PARTNER, subcontractors and other suppliers, as well as managing the acquisition of required sites, permits and rights of way.

16.9. PARTNER shall immediately deliver newest Performance Schedule to TELKOM. The newest Performance Schedule shall contain important progress step (milestones) including:

         a.       Starting performance on any
         location;

         b.       Starting detail survey on any location;

         c. Finishing installation, development design, related drawing with Project;

         d. Date of readiness, for commisioning, and Acceptance Test for any location/Site;

16.10. Deliver of equipment, component, software and service by PARTNER shall fulfill provisions of this AGREEMENT include schedule and progress step (milestones) as set out in Appendix 3 (Schedule of Implementation and Project Management).

16.11. Any changes of Schedule of Implementation shall be based on mutually agreement of the Parties and be legally if its done as Variation duly signed by legal representation from each Party.

16.12.   Site Survey

         1. After the Effective Date of this AGREEMENT award, the PARTNER shall carry out a detailed site survey and engineering taking into consideration the detailed design standard provided by the PARTNER and approved by TELKOM. The Partner shall justify the installation/construction designs together with the associated bill of quantities.

         2 Upon completing the site surveys, PARTNER shall report, survey findings to TELKOM. In addition, PARTNER will be required to baseline all existing infrastructure that can be utilized for T-21 backbone transmission and incorporate it into implementation plans.

         3 Site Surveys shall aim to include, but not limited to, the following activities:

                  (i) Determining fiber optic installation route, new building and its supporting facilities including assessing reusability of existing duct systems

                  (ii) Baselining reusable supporting facilities, including power supply, buildings.

                  (iii) Determining lay-out/placement of the transmission equipment within TELKOM's STO or other TELKOM's building.

                  (iv) Determining the exact location/ address for new repeater buildings,

                  (v) Determining the exact quantity and length of cable bridges and duct attachments to bridge.

         4. PARTNER shall take responsibility for the organizational and administrative activities required to conduct the Site Surveys. PARTNER shall be responsible for all reasonable costs of performing the Site Surveys, including personnel, transportation, accommodation, communications; and shall fund at its own expense the cost of other related party in performing any of the work or analyses contemplated as mentioned in Article 16.12. TELKOM shall only be responsible for the costs of providing accommodations and transport for TELKOM staff involved in the Site Surveys.

16.13.   Design Review Meeting (DRM)

         1. After the performance detailed survey, TELKOM dan PARTNER shall perform Design Review Meeting.

         2. The first DRM shall be conducted within ten (10) Business Days after detailed survey. Further DRMs only intended to be held in case there is any modification design.

         3. At the DRM, TELKOM and PARTNER jointly shall conduct and/or agree on at least the following activities:

                  (i) review and finalize list of reusable infrastructure based on result of Site Survey

                  (ii)     finalize detailed route;

                  (iii)    finalize trenching depth level along the route;

                  (iv)     finalize detailed bills of quantity;

                  (v) agree and approve adjustments, if any, to the Project Management Plan and the Implementation Schedule;

         4. PARTNER shall take responsibility for the organizational and administrative activities required to organize all DRMs. PARTNER shall be responsible for all reasonable costs of convening the DRM and shall fund at its own expense the analysis as mentioned in Article 16.13 TELKOM shall only be responsible for the costs of providing accommodations and transport for TELKOM staff attending a DRM.

         5. The Parties shall produce minutes of each DRM in which any substantive agreements shall be recorded as agreements of the Parties, as evidenced by signature of the minutes by the authorized representative of each Party.

         6. In the conduct of each DRM, the Parties shall always refer to maximum Agreement Price as stated in the Article 19 of this AGREEMENT.

         If the Parties cannot reach agreement at the DRM, the matters shall be escalated to senior management of each Party for resolution.

16.14.   Representation at Site Survey and DRM

         TELKOM and PARTNER shall notify each other from time to time regarding their appointments (and any changes to such appointments) of authorized representatives who have authority to execute or make agreements in any DRM and/or monthly meeting on their behalf.

ARTICLE 17
WARRANTY PERIOD

17.1. The WARRANTY PERIOD a period of 12 months starting from the date of BAST-I for each relevant SUBSYSTEM or the date the EQUIPMENT has been used commercially by TELKOM, whichever date comes earlier.

17.2. PARTNER warrants the EQUIPMENT shall work properly and stable in accordance with TECHNICAL SPECIFICATION during the WARRANTY PERIOD. In the event of any damage, error or technical malfunction in normal operation during the WARRANTY PERIOD, PARTNER shall repair and/or replace the damage, error and technical malfunction at its own cost. PARTNER warrants for the period as mentioned in paragraph I, the hardware is free from manufacture's defect and shall comply to the function as described in TECHNICAL SPECIFICATION. TELKOM's exclusive remedy for breach of the warranty is the repair or replacement of the defective EQUIPMENT.

17.3. Defects during WARRANTY PERIOD. In the event of major defect or disruption to the SUB SYSTEM within twelve (12) months period, save to the extent of Force Majeure events and/or events for which PARTNER not liable under this AGREEMENT, which cumulatively shall exceed or equal to 24 (twenty four) hours of non availability of SUB SYSTEM, then the issuance of the BAST II (Second Hand-Over Certificate) shall be postponed and the WARRANTY PERIOD of such SUB-SYSTEM shall be extended to the number of days of such disruption. PARTNER shall use its best commercially reasonable efforts to provide alternative solution at its own cost.

17.4. PARTNER shall have no obligation and/or responsibility to rectify any errors and/or non-compliances or subsequent errors and non-compliances if these have been caused by TELKOM or third parties which are not nominated or appointed by PARTNER.

ARTICLE 18
SPARE PARTS

18.1. During WARRANTY PERIOD, all parts that are required to be replaced, shall be supplied by PARTNER without charge unless PARTNER is released from this obligation in accordance to Article 39.3. of this AGREEMENT.

18.2. PARTNER shall provide prices and suppliers (local or overseas) information, regarding spare parts, sub assemblies, etc., and advise the required quantities to be purchased and stocked for the successful maintenance of the SYSTEM.

18.3. PARTNER shall provide a list of spare part, description and quantity of EQUIPMENT, module and sub module level as appropriate.

18.4. PARTNER shall agree to supply the spare parts to TELKOM and TELKOM shall have the right to purchase these spare parts from PARTNER for TELKOM's maintenance requirements at a price to be agreed upon. The spare parts or suitable equivalents with the same performance should be available throughout the EQUIPMENT-design-lifetime of the SYSTEM.

18.5. PARTNER shall agree to provide a list of spare part and consumable items, to the best of its knowledge, to be purchased and stocked by and to be property of TELKOM for maintenance and usage for the SYSTEM for a period of six (6) years after BAST-II.

18.6. PARTNER shall provide spare parts and consumable items to be purchased and stocked by TELKOM for a minimum period of six (6) years after the final production of each EQUIPMENT, unless suitable equivalents for spare parts and consumables are available. Subsequent to this, should supplies of any spare parts relevant to the SYSTEM be discontinued, PARTNER shall notify TELKOM at least one (1) year in advance of such discontinuation.

18.7. Spare part and tools as quoted in the Bill of Quantity according to Appendix I of this AGREEMENT shall be delivered by PARTNER upon the BAST-I of relevant SUB SYSTEM where the spare part pool are located.

CHAPTER 3
COMMERCIAL TERMS AND CONDITIONS

ARTICLE 19
AGREEMENT PRICE

19.1 The Contract Value excluding VAT currently at 10%, but including income tax, other taxes, duties and costs in accordance with the prevailing laws and regulations for execution of the Project under this AGREEMENT is US$ 7,591,564 (Seven Million Five Hundred Ninety One Thousand Five Hundred Sixty Four US Dollar) and Rp. 144,753,277,911 (One Hundred Forty Four Billion Seven Hundred Fifty Three Million Two Hundred Seventy Seven Thousand Nine Hundred Eleven Rupiahs) with the details as mentioned in Appendix 1 this AGREEMENT.

19.2. The detail of Agreement Price as mentioned in Article 19.1 above as follows:

                                                         CURRENCY
                                             --------------------------------
 No    PACKAGE              LOCATION         IDR PORTION          USD PORTION
 --    -------              --------         -----------          -----------
 1    Package-I            Kalimantan       74.020.633.646          3,776,269
 2    Package-II            Sulawesi        70.732.644.265(+)       3,815,295(+)
 3    Sub Total (a)                        144.753.277.911          7,591,564
 4    PPN 10% x(a)                          14.475.327.791(+)         759,156(+)
 5    Total (including
      10% VAT)                             159.228.605.702          8,350,720

19.3. However, both TELKOM and PARTNER agree in the event the Scope of Works is amended due to the result of the Design Review Meeting as well as the final survey and "As-Built Bill of Quantity" per SUB-SYSTEM, then the final AGREEMENT PRICE shall be calculated and adjusted accordingly as required.

19.4. No further costs. AGREEMENT PRICE set forth in the breakdown of costs as as mentioned in Appendix 1 of this AGREEMENT shall cover the entirety of parts which are required for the implementation of the WORKS in accordance with this AGREEMENT, save to the extent any additional or reduced WORKS as required by TELKOM in writing as referred to in Article 46 (Works Variation) and Article 3.3 (Adjustment of Scope of Work) with respect to Additional or Reduction of the WORKS under this AGREEMENT.

19.5. Unit prices quoted in Appendix 1 (Price Summary, Terms and Payment Schedule) are firm fixed prices and shall not be varied except as permitted under this AGREEMENT. Unit prices for equipment are deemed to include payments by PARTNER for all costs of freight, insurance, customs and import duties, taxes related to importation, clearance at the port of entry, inland transportation, warehousing and delivery to the Location/Site where the equipment to be installed. Unit prices for equipment related services shall include survey, planning, design, permits, rights of way, installation, integration, project management, insurance up to transfer of title, testing and commissioning costs, services related to land acquisition, and all related materials and expenses to complete the Project on a turnkey basis as contemplated as mentioned in Article 3.5. Import or custom duties are included in the unit prices as mentioned in Appendix 1 (Price Summary, Terms and Payment Schedule) and shall remain fixed.

ARTICLE 20
INSURANCE AND SAFETY

20.1. PARTNER shall arrange and cover the insurance at his own cost for the shipment, during transportation, installation until BAST-1 for all risk according to this AGREEMENT.

20.2. The Insurance company to be appointed by the PARTNER for local transportation and terrestial installation works shall be a local Indonesian Insurance Company PT Jasa Indonesia (PT JASINDO) through the broker PT Sarana Janesia Utama (PT SJU).

20.3. For the first invoice submission, PARTNER or its members shall attach the copy of original policy or cover note. The original policy or cover note shall be presented to TELKOM for verification if required.

20.4. PARTNER shall arrange the Social Security (ASTEK) insurance for his own employees at his own cost.

ARTICLE 23
TAXES AND IMPORTATION

21.1. Taxes and Importation. All taxes (excluding VAT), stamp duty and other duties in accordance with the Government regulations shall be the responsibility of the PARTNER Any withholding tax shall be deducted directly by TELKOM from the payment to be made to PARTNER in accordance with the prevailing laws which is applicable to this AGREEMENT. VAT and other related taxes shall be settled with the Government directly by TELKOM. Upon settlement of VAT and other related taxes between TELKOM and the Government, TELKOM will submit original receipts of settlement to PARTNER, to enable PARTNER to refund the VAT and other related taxes.

21.2. Importer. All the EQUIPMENT (both hardware and software) imported based upon this AGREEMENT shall be conducted under DDP (Delivered Duty Paid) as referred to in Incoterm 2000. Therefore, it is agreed by the Parties hereto that: (i) the Party who acts as the importer shall be PARTNER; and (ii) PARTNER shall use its Import Licence or (Agent's) Master List in conducting custom clearance of the EQUIPMENT from Custom Authority.

21.3. Additional devices. In the event PARTNER shall require additional devices, apparatus or any other tools in carrying out the WORKS which shall be obtained by means of importing them from abroad, then all costs, taxes, retribution and any other levies thereof shall become the responsibility of PARTNER.

21.4. PARTNER, shall be responsible at its own cost, for obtaining in a timely fashion all necessary export permits, licenses and approvals from the country of origin and any intermediate locations, including the payment of any and all levies for freight handling and other costs related to such permits, licenses and approvals.

21.5. Irregularities to importation procedures. PARTNER shall be fully responsible for the occurrence of irregularities to either the delivery of EQUIPMENT from country of origin, transport procedures or supporting import documents, as set forth in the Presidential Instruction Number 3 of 1991 dated 25th July 1991 or any replacement regulations thereof, if any.

ARTICLE 22
TRANSFER OF TITLE AND RISKS

22.1. Event of Transfer. Transfer of title and risk from PARTNER to TELKOM shall occur for each SUB-SYSTEM when (i) First Hand-Over Certificate (BAST-I) has been issued or deemed to have been issued by TELKOM, or (ii) the SUB SYSTEM has been put into commercial operation by TELKOM, whichever is the earliest.

22.2. Remaining PARTNER's responsibilities. Transfer of title as referred to in Article 22.1 shall not impair, release or discharge PARTNER's risks and responsibilities towards warranty over EQUIPMENT and any other materials or towards Minor Remaining Errors in the EQUIPMENT as described in Articles 13.7 dan 13.10 of this AGREEMENT until the issuance of Second Hand Over Certificate (BAST - II).

ARTICLE 23
PARTNER'S RIGHT AND OBLIGATION

         Beside the rights and obligations as stated in other Articles of this AGREEMENT, PARTNER shall have the following rights and obligations:

23.1.    PARTNER's obligations:

           a. To ensure the good performance of SYSTEM of the Backbone Transmission Network in Kalimantan and Sulawesi until the expiry of WARRANTY PERIOD through repair or replacement as necessary as detailed in Appendix 5.

           b. To ensure the service/feature quality at least to the minimum requirement until the expiry of WARRANTY PERIOD through repair or replacement as necessary as stated in this AGREEMENT.

           c. Completion of the WORKS according to Article 3 of this AGREEMENT such that the SYSTEM of Backbone Transmission Network in Kalimantan and Sulawesi is functioning in accordance with the

                  Technical Spesification and can be put into commercial operation, in accordance to Article 4.1. of this AGREEMENT.

         d. To conduct the NMS software up grade of Backbone Transmission Network in Kalimantan and Sulawesi whenever required due to additional or expansion of new equipment during the Warranty Period without any costs shall be imposed to TELKOM.

23.1.    PARTNER'S right:
         To receive the payment from TELKOM in the due time for the execution of AGREEMENT.

ARTICLE 24
TELKOM'S RIGHT AND OBLIGATION

Beside the rights and obligations as stated in other Articles of this AGREEMENT, TELKOM shall have the following rights and obligations:

24.1.    TELKOM'S obligations:

         a. To make the payment to PARTNER for the execution of the WORKS on schedule based on this AGREEMENT.

         b. To issue the recommendation needed by PARTNER to proceed with the permission as stipulated in Article 5 of this AGREEMENT.

         c. To provide the LOCATIONS as well as all the necessary infrastructure (including but not limited to electricity, water supply, air conditioning, security, grounding, fire alarm, fire extinguisher, access road) at the LOCATIONS for the installation of EQUIPMENT in accordance with implementation schedule and the result of Design Review Meeting.

24.2.    TELKOM'S rights:

         a. To get the system performance of the Jaringan Transmisi Backbone in Kalimantan and Sulawesi through repair or replacement as necessary until the expiry of the WARRANTY PERIOD, as detailed in Appendix 5.

         b. To get the service/feature quality at least to the minimum requirement through repair or replacement as necessary until the expiry of the WARRANTY PERIOD, as stated in this AGREEMENT.

CHAPTER 4
TERMS AND CONDITIONS OF FINANCE

ARTICLE 25
FINANCING

25.1. The Parties shall give their best endeavour to do what is under their relevant competence and possibility to put in place the FINANCING within three (3) months from the date of this AGREEMENT.

25.2. Reffering to the Article 25.1. as mentioned above, TELKOM shall authorize a nominated bank (BANK) to work with the PARTNER to obtain any necessary information related to the Transmission Backbone Kalimantan and Sulawesi project to file an application to the respective Export Credit Agencies ("ECAs") which is HERMES of Germany, to obtain their approvals to extend their insurance or guarantee support to the project.

25.3. If BANK is successful in its application and negotiations with the ECAs, TELKOM agrees to appoint BANK to exclusively arrange the ECA supported financing, subject to mutual agreement on the detailed terms and conditions.

25.4. Up to 85% of all USD portion eligible under ECA-cover of the AGREEMENT PRICE as detailed in Appendix 1 (Price

         Summary and Payment Schedule) shall be paid by means of Buyer Credit Facilities to be provided by BANK. All USD portion not eligible under ECA-cover, shall be paid by means of Commercial Loan or other financing which will be decided by TELKOM under conditions as detailed in Article
         27.2. Terms and conditions of FINANCING shall be regulated by the Loan Agreement (s) to be signed between TELKOM and BANK and shall be in accordance with the provisions contained in this AGREEMENT.

25.5. PARTNER engage themselves to obtain from their Head Offices in Germany all possible help to do what is under their relevant competence and possibility to work with BANK to facilitate and speed up the application and the negotiations with the ECAs.

25.6. TELKOM shall on demand pay or reimburse the other parties (including the Bank) for all costs and expenses incurred in connection with the financing including but not limited to the filing of the necessary applications with the relevant ECAs.

25.7. After three (3) months have been elapsed as described in Article 25.1. of this AGREEMENT, financing has not been realized as required by the Parties then financing of the project under this AGREEMENT will be provided by internal TELKOM's fund.

ARTICLE 26
PAYMENT'S TERMS AND CONDITIONS

26.1. The Terms and Condition of this WORKS based on this AGREEMENT will be made by TELKOM to PARTNER with Cash on Delivery upon 2 alternatives payment, as follows:

         a. Payment shall affected out of the buyer's credit facilities and other credit facilities, or

         b.       Payment shall be provided from internal TELKOM's fund.

26.2. In the event the payment of Agreement Price will use the buyer's credit facilities and other credit facilities as stated in Article 26.1.a, then the terms of payment will be made by the following conditions:

         a. For the Foreign currency portion which will be funded by Export Credit Agency (ECA) the payment will be made as follows :

                  i. Prelimenary payment as of fifteen percent (15%) of Agreement Price of Ex imported Goods (excluding the services) will be made after the Goods has been arrived at LOCATION for related SUB SYSTEM after issued Goods Arrival Certificate.

                  ii. Final payment as of eighteen percent (85%) of Agreement Price of Ex imported Goods and a hundred percent (100%) of Services Agreement Price after PARTNER has completed the Project related SUB SYSTEM basic after issued BAST-I.

         b. For the Rupiah currency portion shall follows the conditions as stated in Article 26.3. of this AGREEMENT.

26.3. In the event the payment of Agreement Price will use the Internal TELKOM funds as stated in Article 26.1.b., then the terms of payment will be made by the following conditions:

         a. First Stage equivalent to ten percent (10%) of the Agreement Price of Goods (excluding services) after the Goods has been arrived at LOCATION for related SUB SYSTEM after issued Goods Arrival Certificate.

         b.       Second stage equivalent to ninety
                  percent (90%) of Agreement Price of Ex imported Goods and a hundred percent (100%) of Services Agreement Price after PARTNER has completed the Project related SUB SYSTEM basic after issued BAST-I.

26.4. The detail of terms of payment as specified in Appendix 1 of this AGREEMENT.

26.5.    Period of Payment
         Each of payment shall be made within twenty one (21) calendar days after receipt of complete and correct documents by TELKOM.

26.6.    Address of invoicing.
         Any invoices and related documents under this AGREEMENT shall be submitted to the following addresses:

         TO:-TELKOM
         PT Telekomuniukasi Indonesia,Tbk
         1. Att. Senior Manager Shared Services
         DIVISI TELKOM LONG DISTANCE
         Jalan Japati No. 1, 2nd Floor
         Bandung 40133

         2. Att. VP Perbendaharaan
         Jalan Japati No. 1, 5th Floor
         Bandung 40133

         CC: BANK and /or other Bank as
         necessary

26.7.    Completeness and Correctness
         Documents shall be correct and complete, when fulfil the criteria as stated in the "Required Document Verification for Procurement and Construction of Backbone Transmission Network Kalimantan and Sulawesi" which shall be attached to this AGREEMENT.

26.8. The payment shall be made by TELKOM to PARTNER though direct transfer which to be addressed to:

         Bank         : Deutsche Bank AG
         Address      : JI.Imam Bonjol No.80
                        Jakarta

         For USD Portion :
         Account No.     : 000-3467-05.0
         For IDR Portion :
         Account No.     : 000-3467-00.2

         Both in favour of PT. Siemens Indonesia The transfer fee shall be responsibility OF PARTNER.

ARTICLE 27
MEANS OF PAYMENT

27.1     Buyer's Credit Loan Agreement

         27.1.1. Hermes-covered Buyer's Credit Facility.

         Disbursement of funds under the HERMES-covered Buyer's Credit Facility shall be made automatically on the 22nd calendar days after receipt of complete and correct documents from PARTNER to TELKOM with cc. to BANK, in accordance with clause 26 of this AGREEMENT, unless BANK receives written objection letter from TELKOM until the end of the 7th calendar day from the date of presentation to TELKOM as detailed in Article 26.4 of such documents, signed by authorized personnel as to be defined in the Buyer's Credit Loan Agreement, from which specimen of signature exists, and giving valid and detailed reasons of non-conformance according to Article 26.5 and Appendix I-C of this AGREEMENT. If the written objection letter is not received by BANK within the above mentioned 7 (seven) days, then TELKOM waives the right to object the submitted documents.

         Under the Buyer's Credit Loan Agreement, Telkom shall allow BANK to make direct payments to PARTNER.

         27.1.2. General Terms and Conditions of the Buyer's Credit Loan Agreement. The Buyer's Credit Loan Agreement which is to be signed between TELKOM and BANK shall include, among the others, the following irrevocable terms and conditions:

         a. The conditions of the Buyer's Credit L/A shall reflect the same terms and conditions as set out in this AGREEMENT including but not limited to automatic payment.

         b. The Buyer's Credit L/A shall irrevocably provide for payments made directly by BANK to PARTNER after receipt of complete and correct documents by TELKOM as detailed in this AGREEMENT;

         c. The Buyer's Credit L/A shall cover at a minimum an amount corresponding to the eligible portion under the AGREEMENT PRICE and according to the ECAs' rules (i.e. up to 85% of the Final Payment to PARTNER);

         d. The availability period for drawing under the Buyer's Credit L/A shall be a minimum of 21 (twenty-one) months from EDC, and shall be extendable upon written notice of PARTNER to TELKOM and BANK;

27.2.    Commercial Loan Agreement (C/L)

a.       Payments of the IDR portion

         Disbursement of funds under the Commercial Loan in respect of any amount denominated in IDR under the CONTRACT VALUE and payable to PARTNER, shall be made automatically 22 calendar days after receipt of complete and correct documents from PARTNER to TELKOM and with cc. to BANK, in accordance with Article 26 of this AGREEMENT, unless BANK receives written objection letter from TELKOM until the end of the 7th calendar day from the date of presentation to TELKOM as detailed in
         26.5. of such documents, signed by authorized personnel as to be defined in the

         Commercial Loan Agreement, from which specimen of signature exists, and giving valid and detailed reasons of non-conformance according to
         Article 26.5 and Appendix I-C of this AGREEMENT.

         If the written objection letter is not received by BANK within the above mentioned 7 (seven) days, then TELKOM waives the right to object the submitted documents.

         Under the Commercial Loan Agreement, TELKOM shall allow BANK to make direct payments to PARTNER.

b.       Payments of the USD portion

         Disbursement of funds under the Commercial Loan in respect of any amount denominated in USD under the Agreement Price not covered through the Buyer's Credit Loan Agreement and payable to PARTNER and/or any NOMINATED SUBCONTRACTOR, shall be made automatically 22 calendar days after receipt of complete and correct documents from PARTNER by TELKOM with cc. to BANK, in accordance with clause 26 of this AGREEMENT, unless BANK receives written objection letter from TELKOM until the end of the 7th calendar day from the date of receipt by TELKOM as detailed in 26.5 of such documents, signed by authorized personnel as to be defined in the Commercial Loan Agreement, from which specimen of signature exists, and giving valid and detailed reasons of non-conformance according to Article 26.5 and Appendix I-C of this AGREEMENT.

         If the written objection letter is not received by BANK within the above mentioned 7 (seven) days, then TELKOM waives the right to object the submitted documents.

         Under the Commercial Loan Agreement, Telkom shall allow BANK to make direct payments to PARTNER.

c. In the event that USD currency is not available at the moment of disbursement of funds, all payments for the USD portion not covered under the buyer's credit facilities shall be paid in IDR out of the CL, and shall be exchanged in US$ by BANK before payment, so that the paid US amount is equivalent to the amount stated in the invoice.

d. Should the CL not contain sufficient funds, TELKOM shall make direct payment for any discrepancy within 21 calendar days from receipt of correct and complete documents by TELKOM in the currency stated in the invoice.

e. In respect of all payments of the USD portion of the CONTRCAT VALUE to be covered through the IDR denominated C/L, PARTNER shall have the right to obtain, with resulting fees to be borne solely by PARTNER, from BANK or from any other bank or financing institution or insurance company acceptable to PARTNER an insurance cover in a form and substance satisfactory to PARTNER covering them against any risk of, but not limited to, non convertibility and non transferability and against any other risk that PARTNER might consider not acceptable.

f.       General Terms and Conditions of the Commercial Loan Agreement.

         The Commercial Loan Agreement which is to be signed between TELKOM and BANK Jakarta shall include, among the others, the following irrevocable terms and conditions:

         1) The conditions of the Commercial Loan Agreement shall reflect the same terms and conditions as set out in this AGREEMENT including but not limited to automatic payment.

         2) The C/L shall irrevocably provide for payments made directly by BANK to PARTNER after receipt of complete and correct documents by TELKOM as detailed in this AGREEMENT;

         3) The IDR denominated C/L shall cover at a minimum an amount corresponding to the IDR and USD payable to PARTNER under the AGREEMENT PRICE eventually not-eligible according to the ECAs' rules and then not financed through the Buyer's Credit Loan Agreement;

         4) The availability period for drawing under the C/L shall be a minimum of 21 (twenty-one) months from EDC, and shall be extendable upon written notice of PARTNER to TELKOM and BANK;

27.3. Amounts not covered in above-mentioned facilities upon signature of this AGREEMENT.

         Amounts which are not covered through the above mentioned Buyer's Credit Loan Agreement and/or Commercial Loan Agreement upon signature of this AGREEMENT, like but not limited to Amendments to the CONTRCAT VALUE due to addition or reduction in the BoQ, shall be paid directly by TELKOM. TELKOM will pay all direct payments within 21 calendar days.

ARTICLE 28
PERFORMANCE AND WARRANTY BONDS

28.1 The Performance Bond and Warranty Bond shall be in form of a Bank Guarantee issued by the Government Bank or International Bank operated in Indonesia and accepted by TELKOM amounting to 5 % (five percent) of the total CONTRACT VALUE as stated in Article 19, which shall be USD 417,536 (Four Hundred Seventeen Thousand Five Hundred Thirthy Six US Dollars) -and Rp 7,961,430,285 (Seven Billion Nine

         Hundred Sixty One Million Four Hundred Thirty Thousand Two Hundred Eighty Five Rupiahs).

         The Performance bond shall be valid from the Effective Date of Contract until the last BAST-I while the Warranty Bonds shall be valid from the last BAST-I up to the last BAST-II.

28.2 The Performance Bond shall be submitted by PARTNER to TELKOM within 14 (fourteen) days from signing of this AGREEMENT while the Warranty Bond shall be submitted on the last BAST-I. Both of the bonds submitted to:

         PT Telekomunikasi Indonesia, Tbk.
         Att. Senior Manager Shared Services
         DIVISI TELKOM LONG DISTANCE
         Jalan Japati No. 1, 2nd Floor
         Bandung 40133

28.3 In case either the combined Performance/ Warranty Bond, and Preliminary payment Bond expires before the WORKS is completed, PARTNER shall extend the validity of the bonds at the latest within fourteen (14) calendar days before its expiration and submit it to:

         PT Telekomunikasi Indonesia, Tbk
         Att. Senior Manager Shared Services
         DIVISI TELKOM LONG DISTANCE
         Jalan Japati No. 1, 2nd Floor
         Bandung 40133

28.4 The Performance Bond as stipulated in Article 28.1. shall be released to PARTNER upon submission of the last First Hand Over Certificate (BAST - I). The Warranty Bond as stipulated in Article 28.1 shall be released to PARTNER upon submission of the last Second Hand Over Certificate (BAST - II).

28.5 In the event PARTNER fails to accomplish the WORKS or its parts in accordance with the terms and conditions of this AGREEMENT, due to gross negligence and/or willful misconduct of

         PARTNER, then PARTNER and TELKOM shall meet to review the situatation. If no mutual agreement reached, then TELKOM is entitled to forfeit the Performance/ Warranty Bond and become to property of TELKOM.

CHAPTER 5
TERMS AND CONDITIONS OF CONSORTIUM ORGANIZATIONAL

ARTICLE 29
CONSORTIUM ORGANIZATION
CRITERIA

29.1 The Consortium of which PARTNER is a part shall have at least one (I) Indonesian member.

29.2 The Consortium leader shall be required to be the leading technology supplier for the Project Backbone Transmission)

29.3 All substitutions, replacements or other changes to the composition of the membership of PARTNER's Consortium must be submitted to and approved by TELKOM in writing.

ARTICLE 30
ASSIGNMENT AND SUB-CONTRACTING

30.1. PARTNER shall not, without the prior written consent of TELKOM, assign this Agreement, or assign or encumber any of the moneys due or becoming due under it. TELKOM reserves the right to assign this Agreement, without prior approval of PARTNER to an Investor provided the Investor gives PARTNER satisfactory payment assurances in accordance to this AGREEMENT.

30.2. TELKOM reserves the right to assign this Agreement, with the prior approval of PARTNER which such approval shall not be unreasonably withheld, to any of TELKOM's subsidiaries or related companies.

30.3. A schedule of each proposed sub-contractor and the part of the Scope of Work proposed to be performed by such sub-contractor will be submitted on DRM session. In case of any plan to change and/or to add a sub-contractor, PARTNER shall notify TELKOM in writing immediately before the proposed sub-contractor is appointed. TELKOM shall advise within seven (7) Business Days if it has substantive objections to the appointment of any of such proposed sub-contractors and/or the work they were intended to do, and PARTNER shall take such objections into account so as to meet with TELKOM's approval.

30.4. The use of sub-contractors shall in no way relieve PARTNER from its responsibility to deliver the Deliverables to TELKOM (in particular to ensure that any Deliverables comply with all requirements of this AGREEMENT) or to perform necessary tasks such as project management.

30.5. PARTNER shall ensure that the addition or removal of any sub-contractors shall not impact the agreed Contract Value or implementation of the Scope of Work.

ARTICLE 31
INVOLVEMENT OF LOCAL ENTITIES

31.1. PARTNER shall use all reasonable efforts to maximize involvement of entities in Indonesia in its provision of Deliverables, the objective being to maximize financial benefits as well as transfer of knowledge and learning in Indonesia and thereby reduce TELKOM's exposure to foreign exchange risk. In this connection, "all reasonable efforts" shall be defined by reference to a minimum threshold level of local Indonesian involvement in executing the Project, comprising a percentage of the total contract value of the Project, which consist of minimum 20% of the Contract Value as mentioned in Article 19 of this

         AGREEMENT.

31.2. The Local Content requirement can be fulfilled by reference to the Contract Value of the Project executed through Local Indonesian Entities, whether as members of PARTNER, key subcontractors or through other external Indonesian parties.

31.3. The undertaking required by TELKOM shall state that PARTNER will, over the duration of the Project, procure certain materials and services within Indonesia (stating all categories of materials and services) to support the local operations of the overseas companies in the Consortium. Further, that all such procurements will be in accordance with this AGREEMENT.

ARTICLE 32
LOGISTICS

32.1. PARTNER shall provide all logistical requirements from the point of origin of the any equipment, components or other Project goods to the applicable Project Location/Site, Including of all charges, such as transport and transit, demurrage, storage, insurance, fees, levies, taxes, etc.

32.2. PARTNER shall provide all arrangements for shipping / transportation, forwarding and servicing equipment, components or other Project goods from point of origin to the Project Location/Site where they are finally deployed.

32.3. PARTNER shall provide all warehousing requirements and explain the locations of the facilities to be used for this purpose. PARTNER will also be required to arrange for warehousing and storage facilities at installation sites to ensure proper storage and protection of all equipment, components or other Project goods. PARTNER shall ensure all equipment is adequately packaged and stored to avoid any damage. While in such warehousing, the equipment and material shall be the sole responsibility of PARTNER.

32.4. PARTNER shall provide all required protection, insurance and other services to ensure safe delivery of the all equipment, components or other Project goods. PARTNER shall be responsible for any damage or loss of goods.

ARTICLE 33
INVENTORY

33.1. PARTNER shall provide all services to ensure proper installation of equipment, components or other goods according to this AGREEMENT, provide optimal operating conditions PARTNER shall provide all tools and equipment necessary to install and commission any Project equipment procured under this AGREEMENT.

33.2 Provision of materials, labor, equipment, tools and machinery for installation shall consist of the following activities:

         a. PARTNER's contractor shall provide all materials (including cables, connectors and other miscellaneous materials), labor, tools, transportation, telecommunication facilities (telephone, facsimile, etc.) and everything else necessary for completion of work in accordance with this AGREEMENT;

         b. PARTNER's contractor shall employ an adequate supervisory force and an adequate staff of experienced technicians and workmen to complete the Scope of Work in a satisfactory and workman like manner within the time as mentioned in this AGREEMENT.

33.3 PARTNER and its sub-contractors provide all equipment, tools, measuring equipment, machinery and electrical power equipment necessary for execution of the Scope of Work in Indonesia; and

33.4 Delivery and storage of Project equipment and materials shall consist of the following activities:

         a. PARTNER and its sub-contractors shall be responsible for storage arrangements during the interval from the delivery of equipment until it is required for installation;

         b. PARTNER and its sub-contractors shall be responsible for loading and unloading as well as handling of any equipment and materials at all stages up to Commissioning;

         c. PARTNER and its sub-contractors shall also be responsible for unpacking (and repacking where necessary), identification and checking of materials and relevant invoices or other documents; and

         d. PARTNER and its sub-contractors shall be responsible for handling and storage of any goods during transportation and at the site.

ARTICLE 34
COMPLIANCE WITH ENVIRONMENTAL STANDARDS

34.1. The Deliverables supplied by PARTNER shall comply with all applicable legal requirements and shall not contain any legally prohibited substances and/or preparations. The Deliverables shall not contain any substances and/or preparations that cannot be processed by means of a normal waste processing method.

34.2. PARTNER shall allow TELKOM to examine its degree of environmental care and provide reasonable assistance to TELKOM in examining that of the manufacturers concerned.

34.3. PARTNER shall provide TELKOM with the information early enough to give TELKOM reasonable time to pass it on to all Parties involved before Deliverables are received:

         a. Such substances and/or preparations present in the equipment are harmful to people, property or the environment, including soil, water and air;

         b. Such substances and/or preparations are located in the equipment and the components concerned shall be treated at the end of their useful life and at the end of the useful life of the equipment, and how such components can be removed from the equipment safely and correctly;

         c. Regulations are applicable to the transport, storage, installation, use, dismantling and processing of the substance in connection with the harm it is capable of causing; and

         d. To improve the information distribution /acquisition process at and by TELKOM to a reasonable extent without its costs.

34.4. PARTNER shall state which components of the equipment are suitable for re-use or recycling other than by incineration at the end of its useful life.

34.5. PARTNER shall provide TELKOM with the above-mentioned information, either via an electronic information carrier or electronically in a commonly used computer program and in a format requested by TELKOM.

34.6 PARTNER shall warrant all of the information which provided to TELKOM is complete and correct to the best of its knowledge.

CHAPTER 6
OTHERS TERMS AND CONDITIONS

ARTICLE 35
DOCUMENTS

35.1.    Notwithstanding any other documents to
         be provided in other articles of this AGREEMENT, PARTNER shall submit five (5) copies of documents relating to this AGREEMENT for each SUB SYSTEM, consists of:

         (i) As-Built Drawing (original, hard copy and soft copy), within two (2) month after BAST-1;

         (ii) Technical documentation of EQUIPMENT as detailed in the Scope of Works before the issuance of BAST-I;

35.2. PARTNER shall provide an adequate number of handbooks and drawings that shall be required to support equipment maintenance, installation, and test function. Handbooks and drawings shall include assembly drawings, wiring information, schematics, drawings, circuit diagrams/descriptions and complete instruction for familiarization, installation, operation, theory, maintenance, and parts replacements, as well as appropriate system drawings. Instruction handbooks for each piece of equipment shall be prepared separately, and submitted to TELKOM. Instruction handbooks to be supplied shall include the following:

         a.       Installation and system handbooks;

         b.       Equipment handbook including Standard Operating Procedure
                  (SOP) and Standard Maintenance Procedure (SMP);

         c.       Repair handbooks including circuit diagrams;

35.3. Documents retention. Upon the completion of the WORKS, any drawings and documents with respect to the SYSTEM owned by PARTNER related to the WORKS shall be kept for the EQUIPMENT-design-lifetime of such SYSTEM. This is purportedly to enable PARTNER to supply any parts which need replacement and/or expansion of such SYSTEM as agreed by the Parties during the EQUIPMENT-design-lifetime of the SYSTEM.

35.4. Intellectual Property Rights documents. Any intellectual property rights with respect to any drawings, specifications and data issued by the respective Party hereto in regard of this AGREEMENT shall remain the possession of such relevant Parties.

35.5. Clarification on documents. Any incompleteness, doubts with respect to breakdown and/or elaboration contemplated in any documents, which constitute parts of this AGREEMENT, shall be presented to TELKOM for a clarification.

ARTICLE 36
COSTS FOR SUPERVISION AND HAND OVER

36.1. TELKOM's responsibilities. TELKOM shall bear all costs incurred in connection with its representative in the implementation of supervision, ACCEPTANCE TEST and hand over of each SUB-SYSTEM as referred to this AGREEMENT, save to extent all matters concerning utilities and work space in PARTNER's premises which shall become the responsibility of PARTNER.

36.2. PARTNER's responsibilities. PARTNER shall at its own costs, provide all equipment and own staff which are required for the implementation of test, supervision, and inspection in accordance with its requirements until the accomplishment of the BAST - 1 (First Hand-Over Certificate).

ARTICLE 37
LIQUIDATED DAMAGES

37.1. Liquidated Damages Amount. For any delay in the completion of WORKS implementation, TELKOM shall be entitled to impose penalty to PARTNER amounting to 1 0 / 00 (one per mil) of the delayed SUB-SYSTEM WORKS value excluding 10 % VAT for every day delay

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         up to a maximum of five per cent (5%) of the CONTRACT VALUE.

37.2. The sum or sums of money to be paid under Article 37.1 shall be paid as liquidated damages and payable by PARTNER to TELKOM in respect of the loss or damages sustained by reason of such delay and any sum of money paid shall be TELKOM's sole remedy for the delay for which the sums are paid, without prejudice to TELKOM's right of termination AGREEMENT under section 41 of this AGREEMENT.

37.3. Time of payment for Liquidated Damage. Liquidated Damage as mentioned in Article 37.1, if any, shall be payable by PARTNER to TELKOM no later than thirty (30) calendar days upon written notice of the imposition of such Liquidated Damages.

37.4. Payment deduction. In the event PARTNER shall fail to make payment on Liquidated Damages referred to above, then TELKOM shall be entitled to Liquidated Damages amounts so imposed by means of deducting forthwith from payment of AGREEMENT PRICE.

ARTICLE 38
INDEMNIFICATION

38.1 Without prejudice to any other provisions of this Agreement, PARTNER shall indemnify TELKOM and hold TELKOM harmless from all damages, cost and expenses arising from any Claims (as defined below), if Claims arise:

         a. as a result of a failure by PARTNER to perform its obligations pursuant to this AGREEMENT or other specific agreement related to this AGREEMENT;

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

         b. in connection with the work carried out pursuant to its obligations under this AGREEMENT, unless the occurrence of the damage is not attributable to PARTNER;

         c. in connection with the faulty design of the equipment or any other material or supplies which are supplied by PARTNER;

         d. in connection with an infringement of any Intellectual Property Rights or industrial property right belonging to a third party in relation to Article 43;

         e. In connection with any Claims including any fines or other penalties suffered by TELKOM as a result of the violation by PARTNER or any of its employees or agents of any laws or regulations in Indonesia related to Article 49;

         f. for personal injury to and death of any persons and damage to any property arising out of the performance of this AGREEMENT due to acts or omissions whether negligent or otherwise of PARTNER, its employees, agents or sub-contractors;

         g. In connection with termination by TELKOM for non-delivery of contracted equipment, components or software.

         Provided that TELKOM:

         1.       Gives PARTNER prompt written notice of such Claim;

         2.       Permits PARTNER to defend or settle the Claim;

         3. Does not at any time admit liability in respect of the whole or any part of the Claim or agrees to settle or dispose of the Claim; and

         4. Provides all reasonable assistance to PARTNER in defending or settling the Claim.

38.2. "Claims" shall mean any demands, claims, actions, liabilities, losses, damages awarded by a court or arbitration tribunal against TELKOM, costs (including legal and other professional costs), penalties and expense incurred by TELKOM as a result of a breach by PARTNER or any sub-contractor of any of its obligations, representations, undertakings or warranties under this AGREEMENT.

ARTICLE 39
REPRESENTATION AND WARRANTY

39.1. PARTNER warrants that the EQUIPMENT and SYSTEM to be delivered to TELKOM are new, shall not contain any refurbish parts, having no hidden defect and shall not be originated illegally. PARTNER shall further undertake that all EQUIPMENT (both hardware and software) delivered to TELKOM under this AGREEMENT shall have EQUIPMENT design-life time of product at least ten (10) years as of the date of issuance of BAST - 1 (First Hand-Over Certificate), or from the time the EQUIPMENT has been used commercially by TELKOM, whichever occurs first.

39.2. Detriment. In the event during WARRANTY PERIOD i.e. twelve (12) months as of BAST - I (First Hand-Over Certificate) due to fault in design, negligence of workmanship or other similar causes, a detriment or damage to the EQUIPMENT occurs then PARTNER shall start the activities to rectify or replace it with the replaced or rectified ones at PARTNER's costs, within fourteen (14) calendar days after a written notice has been received by PARTNER from

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         TELKOM.

39.3. Release of obligation. PARTNER shall be fully released from obligations to rectify or replace defective material during WARRANTY PERIOD, if such detriment or damage is caused by the operation of EQUIPMENT which does not follow the procedures determined in the operating manuals or any other reasons which PARTNER can proves that such detriment or damage shall not constitute PARTNER's fault.

39.4. Transportation costs. All costs for transportation with respect to re-export and import, import duties and custom clearance in connection with or due to the rectification or replacement of the damaged EQUIPMENT during the WARRANTY PERIOD shall become the responsibility of PARTNER subject to provisions of Article 17.

39.5. Maintenance of EQUIPMENT after WARRANTY PERIOD. If, upon the expiry of WARRANTY PERIOD of 12 (twelve) months, TELKOM requires maintenance assistance for the EQUIPMENT from PARTNER, then PARTNER shall agree to carry out such maintenance including replacement of the same or comparable spare parts within the EQUIPMENT-design-life time of the EQUIPMENT as mentioned in Article 18 with costs thereof as mutually agreed.

39.6. Failure by PARTNER. If PARTNER fails to accomplish the WORKS, which is due to PARTNER's default, and after the elapse of the agreed implementation schedule, and after the full liquidated damages as stipulated in Article 37 is applied, PARTNER shall be given a reasonable time, which shall be mutually agreed upon, to complete the WORKS. If PARTNER still fails to complete the WORKS after such period, then TELKOM shall be entitled to the following cumulatively: (a) to terminate this AGREEMENT by issuing a Termination Notice (b) to appoint any third party to continue this AGREEMENT

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         on condition that any reasonable excess amounts incurred for continuing such WORKS shall be borne by PARTNER.

39.7. Undertaking by PARTNER. PARTNER undertakes that all EQUIPMENT, supplied to TELKOM and the execution of the WORKS in accordance with this AGREEMENT and shall meet the slate of the art technology, owned by PARTNER or licence to him as agreed upon in the Scope of Work at the date of entering into this AGREEMENT.

ARTICLE 40
TRAINING, TRANSFER OF KNOW HOW AND DEVELOPMENT OF INTELLECTUAL PROPERTY

 40.1 PARTNER shall provide training to TELKOM employees and TELKOM shall provide qualified employees for training programs provided by PARTNER under this AGREEMENT.

 40.2 Training shall be conducted both domestic and overseas (Germany) and PARTNER shall propose detailed schedules for both types of training based on TELKOM's requirements.

 40.3. The Terms of Payment, Conditions, Schedule and Syllabus of Training as specified in Appendices 1, 2, 3 and 11 of this AGREEMENT.

  ARTICLE 41
  TERMINATION OF AGREEMENT-

41.1.    PARTNER's Default. PARTNER shall be deemed to be in default if:

         a. PARTNER is not materially executing the WORKS in accordance with this AGREEMENT or is neglecting to perform his obligations thereunder so as to seriously affect the carrying out of the WORKS and fails to remedy the deficiencies, or

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         b.       PARTNER becomes subject to bankruptcy, insolvency, liquidation or winding-up proceedings in any jurisdiction, or is otherwise insolvent or unable to pay its debts, or if a receiver is appointed over or steps are taken to enforce any security interest against the whole or a part of its assets; or

         c. PARTNER is in material breach of its obligations as stipulated under this AGREEMENT; or

         d.       PARTNER repudiates this AGREEMENT

41.2. TELKOM shall then immediately dispatch default notice to PARTNER. PARTNER shall then take a reasonable action to remedy its default and send to TELKOM a redemption plan, which describes PARTNER's recovery schedule. The form and the details of the notice shall be discussed and mutually agreed by Parties.

41.3. If within thirty (30) days after the date of notice, PARTNER does not show its intention to remedy the default, TELKOM shall without prejudice to any other right PARTNER may have, terminate this AGREEMENT by issuing a written termination notice thirty (30) days prior to the termination.

41.4. Upon termination of this AGREEMENT notice by TELKOM, PARTNER shall complete the SUB-SYSTEMS which already under construction, which will then be accepted and paid according to the AGREEMENT.

41.5.    TELKOM's Default. TELKOM shall be deemed to be in default if:

         a. being in bankruptcy, insolvency, liquidation or winding-up proceedings in any jurisdiction, or is

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                  otherwise insolvent or unable to pay its debts, or if a
                  receiver is appointed over or steps are taken to enforce any security interest against the whole or a part of its assets; or

         b.       fails to meet its contractual obligations, or

         c. fails to make its payment obligation within twenty one (21) calendar days after the first delay occurs;

41.6. In the event TELKOM commits such default, PARTNER shall, as soon as possible, give notice to TELKOM which specifies the default. TELKOM shall within thirty (30) days after the date of such notice diligently pursue to remedy such default.

41.7. If within thirty (30) days after the date of notice, TELKOM does not show its intention to remedy the default, PARTNER shall have the right to terminate the AGREEMENT.

41.8.    Upon termination of this AGREEMENT under paragraph 7 TELKOM will pay:

         a. any EQUIPMENT already delivered and/or installed according to Bill-of-Lading or similar/comparable documents; and

         b.       any Services according to As-Built Survey; and

         c. any materials which are under progress of manufacturing, transport or other means and which are included in the Progress Report upon delivery to TELKOM's premises;

         d. Any reasonable expenses for demobilization according to Cost-Report provided by PARTNER upon presentation of Cost-Report.

         Documents under Article 41.8.a automatically accepted.

         Documents under Article 41.8. b to d

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         above shall be submitted to TELKOM by PARTNER.

         TELKOM shall respond these documents within ten (10) working days as of receipt of such documents.

         If TELKOM does not respond within such 10 days, then the documents will be deemed as accepted.

         Settlement shall be reached within 60 days. After such 60 days, the matter shall be taken to BANI as mentioned in Article 50

41.9.    Payment under Article 41.8 shall be effected no later than twenty-one
         (21) days after presentation of the documents. Letter of Termination of the AGREEMENT together with the above mentioned documents will replace all other documents required for receiving payment.

ARTICLE 42
LIABILITY

42.1. PARTNER's liability. PARTNER shall, at its own costs, take all reasonable precautions to prevent any loss or damage to person and property of TELKOM. PARTNER shall be liable for losses and claims, which arise in connection with wilful misconduct or gross negligence of PARTNER or its personnels, labors or servants up to the limits stated in Article 42.4.

42.2. Damage to the equipment. In the event any damage to the equipments belonging to TELKOM during the execution of the WORKS, due to willful misconduct or gross negligence of PARTNER or its personnel or its labors or its subordinates, then a protocol shall be made in writing and to be signed by PARTNER's officer and the supervisor from TELKOM which are appointed to supervise the WORKS. All damages or losses referred to in this Article shall be the responsibility of PARTNER.

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

42.3. PARTNER shall not be liable, whether in contract, tort (including negligence or strict liability) or any other legal or equitable theory, for damage to or loss of other property or equipment, business interruption or lost revenue, profits or sales, loss of information and data, or for any special, incidental, punitive, indirect or consequential damages.

42.4. For the term of this AGREEMENT, PARTNER's aggregate overall liability for any act or omission, whether in contract, tort (including negligence or strict liability), will in no event exceed a maximum amount of 20% (twenty percent) of contract value.

42.5. loss or damage caused by the gross negligence or willful act, fault or omission of PARTNER, its employees, agents or sub-contractors, including any damage or interruption to TELKOM's existing Network during the migration to the new network to be provided by PARTNER; or

42.6. Unless otherwise provided for by mandatory applicable law, the rights and remedies as mentioned in this AGREEMENT are exclusive, and the parties accept these remedies in lieu of any and all other rights and remedies available at law or otherwise, in contract or in tort, for any and all claims of any nature arising out of or in connection with this AGREEMENT or any other agreement regarding its performance.

ARTICLE 43
INTELLECTUAL PROPERTY RIGHTS

43.1. Intellectual Property Rights. The AGREEMENT PRICE as mentioned in this AGREEMENT already covers the amount to be paid for the right to use for the EQUIPMENT. PARTNER will use

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

         its best endeavors to undertake that the use of all EQUIPMENT and apparatus thereof by TELKOM will not infringe any intellectual property rights (IPR) of any third party. The term "IPR" shall include patent, mark, industrial design, copyrights and neighboring rights. TELKOM shall inform PARTNER promptly of any third party's claim regarding IPR.

43.2. Third Party claim. In the event any legal claims or any other legal actions against TELKOM in connection with the use of such patent and/or third party intelectual property rights, as mentioned in Article 43.1 PARTNER shall indemnify and hold TELKOM harmless for any legal claims, whether in courts or any other forum, and PARTNER shall settle such legal claims at his own costs.

43.3. In the event of any allegation of infringement of any third party's IPR which is subject to indemnification as mentioned in Article 43.2. PARTNER shall use its commercially reasonable efforts at its option,
         (i) to obtain a licence from the third party; (ii) to defend against such allegation through final judgement and all timely fields appeal;
         (iii) to redesign the allegedly infringing products in order to avoid infringement.

43.4. The above Art. 43.3 states the sole and entire obligation of PARTNER with respect to any claim regarding the IPR of any third party.

43.5. PARTNER will have no obligation with respect to any claim or action pursuant to this article unless: (i) PARTNER is promptly notified in writing of such third party claim by TELKOM, within maximum ten (10) calendar days after TELKOM receive written notification/claim from such third party; and (ii) TELKOM allows PARTNER sole control of the defence and settlement of

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

         such third party claims and (iii) TELKOM provides PARTNER with reasonable assistance, at PARTNER's expense, in connection with the settlement and defence of such third party's claims. Notwithstanding the above, TELKOM shall have the right, to employ counsel to participate in any such defense at TELKOM's expense.

43.6. PARTNER shall have no liability for any claim of the nature referred to in this Article based upon: (i) use of the products in a manner other than for which it was intended; (ii) unauthorised modification or changes made to the products; (iii) operation of the products in combination with products not supplied by PARTNER; or (iv) PARTNER's compliance with TELKOM's designated designs, material usage or specifications furnished by TELKOM, in which case TELKOM shall defend, indemnify and hold PARTNER harmless against any claim of infringement of any such IPR.

ARTICLE 44
RIGHT OF USE FOR SOFTWARE

44.1. PARTNER hereby grants to TELKOM subject to the terms and conditions of this AGREEMENT a non-exclusive, non-transferable license to use the Licensed Software on the Hardware and the Software Documentation for the TELKOM's internal purposes.

         Without limiting the foregoing, the license does in particular not include the right to modify, copy (other than as mentioned per paragraph 2 below), port, translate or sublicense the Licensed Software and the Software Documentation.

44.2. TELKOM shall be entitled to produce one (1) back-up copy of each item of the

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

         Licensed Software, whereby the use of such back-up copy shall be limited to replace the original Licensed Software if the original Licensed Software is inoperable. TELKOM shall keep records about the storage of such back-up copies and present such the records to PARTNER on demand.

44.3. Certain programs of the Licensed Software and/or the Software Documentation may be proprietary to third party licensors of PARTNER who may be direct and intended third party beneficiaries of certain terms and conditions herein relating to the protection of such third party proprietary Software. TELKOM agrees those third party beneficiaries may enforce these terms and conditions directly against TELKOM.

44.4. The Licensed Software may contain freeware or shareware obtained by PARTNER from a third party source. No license fee has been paid by PARTNER for the inclusion of any such freeware or shareware, and no license fee is charged to TELKOM for its use. TELKOM acknowledges and agrees that PARTNER provides no warranties and shall have no liability whatsoever in respect of TELKOM's possession and/or use of the freeware or shareware.

ARTICLE 45
SPECIFIC CONDITIONS

45.1. Confidentiality on INFORMATION. The Parties agree to perform their best efforts in keeping confidentiality on INFORMATION with respect to this AGREEMENT and The Parties shall ensure its directors, employees, agents, or servants shall not disclose information, data, documentation and knowledge to third parties without written approval from the other party, nor

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

         shall produce information, data, documentation and knowledge in the form of paper, cassettes, diskettes, discs or any other forms, save to extent that such action is performed as a report to the relevant Governmental agencies as required by the laws.

45.2. Exceptions of INFORMATION. The provision as mentioned in Article 45.1 above shall not apply in the event such INFORMATION has become public domain or upon the expiry of 10-year period as of the signature of this AGREEMENT.

ARTICLE 46
WORKS VARIATION

46.1. Changes to the scope of Works. The Scope of Work shall be adjusted and executed (i) under an Amendment to this AGREEMENT after the detailed survey, design and engineering is completed and approved by TELKOM, and
         (ii) after the final As-Built Bill of Quantity is completed and approved by TELKOM.

46.2. Upon mutual agreement between the Parties, TELKOM may alter the Scope of Works, Drawing, specification design, place or time of delivery, addition or reduction of WORKS. Changes of WORKS, can be conducted prior to or at the commencement of the WORKS under an implementation schedule, feasibility and possible Agreement Price variation as mutually agreed upon by Parties.

46.3. Cost addition/reduction. If such alteration shall cause cost addition or reduction and/or changes of completion period of WORKS, then an adjustment shall be made to the AGREEMENT Price and/or completion period of WORKS based upon mutual agreement of the Parties;

46.4. Agreement variation. Any variations to the content of this AGREEMENT, whether with respect to Scope of Works, Agreement Price, Period or any other parts of this AGREEMENT shall bind TELKOM and PARTNER if it expressly made in writing and agreed by TELKOM and PARTNER by providing and signing an amendment to this AGREEMENT.

46.5. Unit Price. The agreed unit prices for variations to the Scope of Work being performed under this AGREEMENT shall be the same as the unit prices detailed in this AGREEMENT until the last BAST-II. This does not include free of charge items as applicable or if no unit price is given.

ARTICLE 47
NATIONAL REGULATIONS

PARTNER shall obey all prevailing regulations and governmental policies in Indonesia whether those have been expressly provided in the provisions of laws or not.

ARTICLE 48
FORCE MAJEURE

48.1. Definition of Force Majeure. Force Majeure shall mean events or circumstances which occur beyond reasonable control of the Parties hereto which cause the stoppage or prevention of the implementation of AGREEMENT such as earthquake, flood, landslides, typhoon, fires, explosion, sabotage, riots, disturbances, military actions, -strikes, changes in law, orders or regulations of public authorities.

48.2. Notices. Any event which categorized as Force Majeure shall be informed to the other Party within fourteen (14) calendar days at the latest upon such occurrence. If such period is exceeded, the other Party is entitled to refuse such Force Majeure as the reasons of the delay or the failure to perform such party's obligation.

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

48.3. Delays due to Force Majeure. If, due to Force Majeure, the implementation of manufacturing, delivery, construction, installation, training, ACCEPTANCE TEST or any other program shall be temporarily prevented, then the period of program implementation so prevented shall be revised by extending the implementation period of the affected activity/program. If this shall affect the completion period as mentioned in this AGREEMENT, then Parties shall agree to extend the completion period of the WORKS with the number of days at least equal to the prevention of the program implementation mentioned above plus a reasonable time necessary to re-mobilise and to cover the impact of the Force Majeure (e.g. bad weather).

48.4. Changes to AGREEMENT PRICE. The extension period of program implementation or completion period of the WORKS in connection with the Force Majeure event as mentioned in article 48.1 shall not cause the increase of AGREEMENT PRICE.

48.5. Liability in the event of Force Majeure. All damages in connection with the occurrence of Force Majeure shall become the responsibility of the respective Party hereto.

48.6. If the WORKS are suspended, due to the occurrence of Force Majeure, for more than six (6) months in the aggregate, by giving 30 day prior notice, either Party shall have the right to terminate this AGREEMENT and TELKOM shall pay PARTNER for all WORKS carried out until the occurrence of Force Majeure, excluding any EQUIPMENT which is still originally packed and located at TELKOM's LOCATIONS.

48.7. For the avoidance of doubt, in the event of termination due to Force Majeure, TELKOM shall pay for the followings against supporting documents

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

         (i)      EQUIPMENT already on site ;

         (ii)     Services already performed;

48.8. Such termination shall not omit the rights and obligations of the Parties which have occurred before such Force Majeure event.

ARTICLE 49
APPLICABLE LAW

This AGREEMENT construed and under perception of law of the Republik of Indonesia.

ARTICLE 50
SETTLEMENT OF DISPUTES

50.1. Amicable settlement. Any discrepancies or disputes arising between TELKOM and PARTNER with respect to the execution of this AGREEMENT or all matters in connection with the implementation of this AGREEMENT or all related matters thereof shall be settled amicably between Parties based upon good faith.

50.2. BANI. In the event that such disputes cannot be settled amicably within sixty (60) days, then the dispute shall be submitted to the Indonesian National Board of Arbitration (or "BANI") in Jakarta in accordance with rules and procedures of BANI. The governing law shall be the Indonesian law, while the proceeding language shall be in Bahasa Indonesia.

50.3. Nature of BANI decision. The Parties hereto agree decision of BANI shall be final and binding upon them and therefore no other legal appeal may be permitted to any court of competence. Upon decision of BANI aforesaid, all terms and conditions of this AGREEMENT shall remain valid and the respective Parties' obligations shall be completed until such dispute is declared to he settled.

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

ARTICLE 51
CORRESPONDENCES

All correspondences in connection with the implementation of this AGREEMENT shall be made in Indonesian or English and addressed to:

FOR TELKOM:

1.  Head of Long Distance Division
    PT.TELEKOMUNIKASI INDONESIA, Tbk.
    TELKOM Building 2nd Floor
    Jl. Japati No.1
    Bandung 40133 - INDONESIA
    Phone     022-452 2317
    Fax       022-452 2321

2.  Head of TELKOM Construction Centre
    PT.TELEKOMUNIKASI INDONESIA, Tbk.
    TELKOM Building 2nd Floor
    Jl. Japati No.1
    Bandung 40133 - INDONESIA
    Phone     022-452 6417
    Fax       022-720 6530

FOR PARTNER:

PT. SIEMENS INDONESIA
Siemens Business Park
Building B Lantai 1
Jl. MT.Haryono Kavling 58-60
Jakarta 12780
INDONESIA
Phone    021-27509200
Fax      021-79178989
Att. Project Manager T-21 Backbone

ARTICLE 52
NOMINATED SUB-CONTRACTORS

It is agreed the parts of the WORKS of this AGREEMENT as detailed in the Scope of Works attached hereto will be sub-contracted by PARTNER to its Nominated Sub-Contractors.

The sub-contracted parts of the WORKS shall be invoiced by the PARTNER to TELKOM and the payments against these invoices shall be directed to the PARTNER.

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

ARTICLE 53
MISCELLANEOUS

53.1. Headings. All headings of the articles set forth in this AGREEMENT shall only be for convenience and therefore it shall not alter, add or affect certain meaning in the interpretation of this AGREEMENT.

53.2. Languages. This AGREEMENT is provided in two (2) languages being Indonesian and English languages each of which shall have the same meaning, provided that in the event of discrepancy between them, then Indonesian language version shall prevail.

53.3. PARTNER shall make by its own costs twenty six (26) copies of this AGREEMENT to be delivered to TELKOM for the control of implementation of the AGREEMENT and other related activities.

53.4. The terms "PARTNER" and "PARTNERSHIP" are used for easy reference only and should not be interpreted or construed so as to imply the creation of any legal partnership between the Parties. Notwithstanding anything to the contrary, in no event shall either Party be deemed to be a partner or agent of the other party nor have any authority to act on behalf of the other party pursuant to this AGREEMENT.

53.5. In the event any of the articles of this AGREEMENT is unenforceable, then such article shall be deleted and-shall be deemed to be of no force or effect. The Parties shall, to the extent possible, negotiate in good faith to agree upon an enforceable provision having a materially similar effect, and this AGREEMENT shall be amended accordingly.

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

ARTICLE 54
EFFECTIVE DATE OF CONTRACT (EDC)

This AGREEMENT shall be effective from the date signing of this AGREEMENT by duly authorized Representatives of the Parties.

IN WITHNESS WHEREOF, this AGREEMENT is made in two (2) original and executed in Jakarta by duly representatives of the Parties hereto in view of prevailing laws, bearing sufficient stamp duties, each of which shall be binding and having the same legal power.

                                                     For and on behalf of:
PT.TELEKOMUKASI INDONESIA, Tbk.                       SIEMENS CONSORTIUM

                                                           [STAMP]

         /s/ Kristiono                               /s/ Rolf Unterberger
         -------------                               --------------------
           KRISTIONO                                   ROLF UNTERBERGER
      PRESIDENT DIRECTOR                      DIRECTOR OF PT. SIEMENS INDONESIA

                                                     /s/ Herbert Fetting
                                                     -------------------
                                                        HERBERT FETTING
                                                 GENERAL MANAGER FINANCE AND
                                                   BUSINESS ADMINISTRATION

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